RESTATED CODE OF ETHICS
OF
BRIDGES INVESTMENT FUND, INC. &
BRIDGES INVESTMENT MANAGEMENT, INC.

Preamble

This Restated Code of Ethics is jointly adopted by Bridges Investment Fund, Inc. ("Fund") and Bridges Investment Management, Inc. ("BIM"), as the new investment adviser to the Fund and represents a replacement to the Code of Ethics originally adopted by Bridges Investment Fund, Inc. and Bridges Investment Counsel, Inc. on January 12, 1982 and subsequently amended on December 6, 1994 and October 12, 1999. The restatement of the Code of Ethics is in response to an amendment to Rule 17j-1 of the General Rules and Regulations under the Investment Company Act of 1940, as amended. The effective date of this Code with respect to the Fund is retroactive to May 1, 1981.

On August 16, 2005, the Fund reaffirmed the Restated Code of Ethics and adopted an Addendum thereto (such Restated Code of Ethics and Addendum are jointly referred to herein as the Fund "Code of Ethics"). The Fund adopted the Addendum in accordance with SEC Rule 17j-1, and such Addendum was intended to supplement the Code of Ethics, and where expressly noted to amend the Code of Ethics. BIM adopted a similar Addendum in accordance with SEC Rule 204A-1 under the Investment Advisers Act of 1940, as amended. The amendments set forth in the Addendum have been incorporated herein.

The Fund and BIM intend that the provisions of the Code of Ethics be interpreted in a manner consistent with the requirements of SEC Rule 17j-1 and SEC Rule 204A-1, and in the event any provisions of the Code of Ethics are inconsistent with the provisions of SEC Rule 204A-1 or SEC Rule 17j-1, that the provisions of Rule 204A-1 and Rule 17j-1 shall control.

Section 1 - Definitions

The following definitions establish the applicability of this Code of Ethics to various persons and situations:

(a)	“Advisor” means Bridges Investment Management, Inc. and any other investment advisor for the Fund.

(b)	“Fund” means Bridges Investment Fund, Inc.

(c)	“Investment Company” means a company registered as such under the Investment Company Act of 1940 and for which the Advisor is the investment advisor.

(d)	“Access Person” means:

(i)	any director, officer, general partner or Advisory Person of the Fund or the Advisor;

(ii)
any director, officer or general partner of the principal underwriter, if any, who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties on the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities; and

(iii)	any Supervised Person of the Advisor:

(A)  Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(e)	“Advisory Person” of the Fund or of the Advisor means:

(i)
any director, officer or employee of the Fund or the Advisor, or of any company in a control relationship to the Fund or Advisor, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)
any natural person in a control relationship to the Fund or Advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

A person does not become an “Advisory Person” by virtue of the following conditions:

(1)	normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or

(2)	a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

The phrase “ . . . makes the purchase or sale . . .” is intended to mean someone who places orders or otherwise arranges transactions for the Fund.

(f)	“Affiliated Person” as defined in Section 2(a)(3) of the Investment Company Act of 1940 means:

(i)	a person directly or indirectly owning, controlling, or holding the power to vote, 5 percent or more of the outstanding voting securities of such other person;

(ii)	any person 5 percent or more of whose outstanding voting securities are directly or indirectly owned custodially or held with the power of vote by such other person;

(iii)	any person directly or indirectly controlling, controlled by, or under common control with such other person;

(iv)	any officer, director, partner, co-partner or employee of such other person;

(v)	if such other person is an investment company, any investment advisor thereof or any member of an advisory board thereof; and

(vi)	if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

(g)
“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(h)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

(i)	“Disinterested Director” means a director of the Fund who is not an "interested person" of the Fund within the meaning of section 2(a)(19) of the Investment Company Act.

(j)	“Purchase or sale of a Covered Security” includes, inter alia, the writing of an option to purchase or sell a Covered Security.

(k)	“Covered Security” means a security as defined in section 2(a)(36) of the Investment Company Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by open-end investment companies other than any fund for which the Advisor serves as investment adviser (i.e., Bridges Investment Fund, Inc.);

(iv)	Shares issued by money market funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds for which the Advisor serves as investment adviser.

(l) “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

(m)	“Security Held or to be Acquired” means:

(i)	Any Covered Security which, within the most recent 15 days:

(A)	is or has been held by the Fund; or

(B)	is being or has been considered by the Fund or Advisor for purchase by the Fund; and

(ii)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section 1(m)(i).

(n)	"Supervised Persons" means:

(i)	All directors and officers of the Advisor;

(ii)	All employees of the Advisor; and

(iii)
Any other person who provides advice on behalf of the Advisor and is subject to the Advisor's supervision and control, including such persons who may be designated from time to time by the Advisor's Chief Compliance Officer.

Section 2 - Exempted Transactions

The prohibitions of Section 3A of this Code of Ethics shall not apply to:

(a)	Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control.

(b)	Purchases or sales of securities which are not eligible for purchase or sale by the Fund or clients of the Advisor.

(c)	Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

(d)	Purchases which are part of an automatic investment plan, as defined in SEC Rule 204A-1 and SEC Rule 17j-1.

(e)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)
Acquisition of securities through stock dividends, dividend reinvestments, stock splits, mergers, spin-offs and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

Section 3 - Prohibitions

In determining the form and content of a prohibition, persons should bear in mind that Rule 17j-1 is not the exclusive source of restrictions on insider activities. Other provisions of the federal securities laws must also be considered. Employees of investment advisors, in particular, should be mindful of the anti-fraud and reporting provisions of the Investment Advisors Act of 1940, especially Section 204 and the rules thereunder.

A.
No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale (a) is being considered for purchase or sale by the Fund or clients of the Advisor; or (b) is being purchased or sold by the Fund or clients of the Advisor; or (c) has been purchased or sold by the Fund or clients of the Advisor within the past twenty-four hours.

B.
It is unlawful for any Affiliated Person of or principal underwriter for a Fund, or any Affiliated Person of the Advisor or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(1)	To employ any device, scheme or artifice to defraud the Fund;

(2)
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

Section 4 - Reporting Requirements of Access Persons

4A.
Reports Required.  Unless excepted by paragraph 4B of this Section, every Access Person of the Fund and every Access Person of the Advisor or principal underwriter for the Fund, will report to the Fund, Advisor or principal underwriter:

(a)	Initial Holdings Reports.

(i)
As required by Section 10(5), not later than 10 days after the person becomes an Access Person, the Access Person shall complete either the Confidential Disclosure of Personal Holdings and Liabilities Form, attached hereto as Exhibit 1, or the Initial Holdings Report, attached hereto as Exhibit 1-A, which shall contain at a minimum the following information (which information shall be current as of a date no more than 45 days prior to the date the report is submitted):

(1)
The title, number of shares, principal amount, and exchange ticker symbol or CUSIP number of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3)	The date that the report is submitted by the Access Person.

(ii)	Exception:

(1)	A Disinterested Director of the Fund who would be required to make a report solely by reason of being the Fund director need not make an initial report.

(b)	Quarterly Transaction Reports.

(i)
As required by Section 10(5), not later than 30 days after the end of the calendar quarter, the Access Person shall complete the Quarterly Transactions Report, attached hereto as Exhibit 2, which shall contain at a minimum the following information:

(1)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(A)
The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, principal amount, and exchange ticker symbol or CUSIP number of each Covered Security involved;

(B)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	The price of the Covered Security at which the transaction was effected;

(D)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(E)	The date that the report is submitted by the Access Person.

(2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(A)	The name of the broker, dealer or bank with whom the Access Person established the account;

(B)	The date the account was established; and

(C)	The date that the report is submitted by the Access Person.

(ii)	Exceptions:

(1)
A Disinterested Director of the Fund who would be required to make a report solely by reason of being the Fund director, need only make a quarterly transaction report if the director knew or, in the ordinary course of fulfilling his or her official duties as the Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Advisor considered purchasing or selling the Covered Security.

(2)
An Access Person to the Advisor need not make a quarterly transaction report to the Advisor if all the information in the report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) of the Investment Company Act of 1940.

(3)
An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, Advisor or principal underwriter with respect to the Access Person in the time period required.

(c)	Annual Holdings Reports.

(i)
As required by Section 10(5), annually, the Access Person shall complete either the Confidential Disclosure of Personal Holdings and Liabilities Form, attached hereto as Exhibit 1, or the Annual Holdings Report, attached hereto as Exhibit 3, which shall contain at a minimum the following information (which information will be current as of a date no more than 45 days before the report is submitted):

(1)	The title, number of shares, principal amount, and exchange ticker symbol or CUSIP number of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3)	The date that the report is submitted by the Access Person.

(ii)	Exception:

(1)	A Disinterested Director of the Fund who would be required to make a report solely by reason of being the Fund director need not make an annual report.

4B.	Exceptions from All Reporting Requirements.

(a)
An Access Person shall not be required to make any reports under this Section with respect to transactions effected for, and Covered Securities held in, any account over which such person does not have any direct or indirect influence or control.

(b)	An Access Person to a Fund's principal underwriter need not make a report to the principal underwriter under this Section 4 if:

(i)	The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or the Advisor of the Fund; and

(ii)	The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of the Advisor of the Fund.

4C.
Review of Reports. Each Fund, Advisor and principal underwriter to which reports are required to be made by this Section 4 will submit these reports to the Chief Compliance Officer of the Fund for review.

4D.
Notification of Reporting Obligation. Each Fund, Advisor and principal underwriter to which reports are required to be made by this Section 4 will identify all Access Persons who are required to make these reports and will inform those Access Persons of their reporting obligation.

4E.
Any report required by this Section may contain a statement that the report shall not be construed as an admission that the person making the report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

4F.	Recordkeeping. The Fund and Advisor will maintain the following at its principal place of business:

(a)
A copy of each report made by an Access Person as required by this Section, including any information provided in lieu of the reports, will be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place; and

(b)
A record of all persons, currently or within the past five years, who are or were required to make reports under Section 4, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

Section 5 - Sanctions

Upon discovering a violation of this Code of Ethics, the board of directors of the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Fund.

Section 6 - 17 C.F.R. 270.17j-1

The full text of Investment Company Act Rule 17j-1 in effect on October 29, 1999 is attached as Appendix I for ease of reference to the regulatory standard to which the parties and persons affected by the Code of Ethics must adhere.

Section 7 - General Fiduciary Principles

The general fiduciary principles that govern person investment activities of our covered individuals under this Code of Ethics are: (1) the duty at all times to place the interest of Fund shareholders and Advisor clients first; (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any absence of an individual’s position of trust and responsibility; and (3) the fundamental standard that the Fund and Advisor personnel should not take inappropriate advantage of their positions.

Section 8 - Applicability of Restrictions and Procedure

This Code of Ethics should apply to certain sets or categories of personnel and under different circumstances as set forth in this section.

1.	Different Categories of Personnel

Portfolio Managers - The first set includes portfolio managers - those employees entrusted with direct responsibility and authority to make investment decisions affecting the Fund, and who, therefore, are the persons best informed about the Fund's investment plans and interests.

Investment Personnel - Any employee of the Fund or Advisor (or of any company in a control relationship to the Fund or Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and any natural person who controls the Fund or Advisor and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund. This includes portfolio managers as well as other investment personnel, such as the security analysts and traders who provide information and advise to a portfolio manager or who help execute the portfolio analysis decisions.

Access Persons - The third and largest set of employees includes all Access Persons, as this term is used in Rule 17j-1 and has been applied in the securities industry. In addition to all portfolio managers and other investment personnel, Access Persons include all individuals who, in the course of their normal work force duties, obtain information about an investment company’s, investment advisory client’s, or a principal underwriter’s purchase or sale of securities. In keeping with the spirit of Rule 17j-1, the category of Access Persons will be construed broadly to include all employees of the companies bound by this Code of Ethics and members of their families with respect to the trading prohibitions of Section 3.

2.	Consideration of Different Circumstances

This Code of Ethics will not apply to personal transactions involving certain types of securities that do not implicate the policies of the Rule. Personal transactions involving small amounts of securities that have very high market capitalization and high average daily trading volume may have an exception from this Code of Ethics, although the general rule will be broad applicability for all transactions.

An Access Person who is also an investment advisory client of the companies bound by this Code of Ethics may be exempt from this Code of Ethics when a security transaction is undertaken as part of the conduct of the portfolio in the ordinary course of business for that account and for advisory clients with similar investment objectives and assets allocation policies.

Section 9 - Substantive Restrictions on Personal Investing Activities

1.	Initial Public Offerings

This Code of Ethics prohibits investment personnel from acquiring any securities in an initial public offering in order to preclude any possibility of their profiting improperly from their positions on behalf of an investment company.

2.	Limited Offering

This Code of Ethics requires express prior approval from the Fund or Advisor of any direct or indirect acquisition of beneficial ownership of any securities by investment personnel in a Limited Offering. This prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders or an investment advisory client, and whether the opportunity is being offered to an individual by virtue of his or her position with those companies. Investment personnel who have been authorized to acquire securities in a Limited Offering should be required to disclose that investment when they play a part in the Fund’s or investment advisory client’s subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer should be subject to an independent review by investment personnel with no personal interest in the issuer.

3.	Blackout Periods

This Code of Ethics prohibits any Access Person from executing a securities transaction on a day during which any investment company in his or her complex has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. In addition, this Code of Ethics prohibits any portfolio manager from buying or selling a security within the past twenty-four hours before or after an investment company that he or she manages, or clients of the Advisor, trades in that security. Any profits realized on trades within the proscribed periods should be required to be disgorged.

4.	Ban on Short-Term Trading Profits

This Code of Ethics prohibits all investment personnel from profiting on the purchase and sale, or sale and purchase, of the same or equivalent securities within 60 calendar days. Any profits realized on such short-term trades will be required to be disgorged.

5.	Gifts

This Code of Ethics prohibits investment personnel from receiving any gifts of anything of more than de minims value from any person or entity that does business with or on behalf of the Fund or Advisor.

6.	Service as a Director

This Code of Ethics prohibits investment personnel from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders and the Advisor. In the relatively small number of instances in which board service is authorized, investment personnel serving as directors normally should be isolated from those making investment decisions through “Chinese Wall” or other procedures.

Section 10 - Compliance Procedures

1.	Preclearance

This Code of Ethics requires all Access Persons to “preclear” personal securities investments in Covered Securities before such transactions are initiated.

2.	Records of Securities Transactions

This Code of Ethics requires all Access Persons to direct their brokers, or other financial intermediaries that may pay for, hold, or receive securities, to supply to a designated compliance official for the Fund and/or Advisor, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

3.	NASD Rulemaking - Opening of Accounts

Upon adoption by the NASD of the appropriate Rule, this Code of Ethics requires all Advisor Supervised Persons to notify NASD broker-dealers that they are an employee of Advisor, a registered investment advisor, when opening a brokerage account with such broker-dealer. Employees are hereby required to notify their employer that they have initiated an account opening at a broker, bank or other financial intermediary, and each employee will acknowledge that written instructions have been given to the broker or financial intermediary to send regular or normal transaction confirmations and statements of account to the employer.

4.	Post-trade Monitoring

The Fund and Advisor will implement appropriate procedures to monitor investment activity by Access Persons after preclearance has been granted. The system of procedures will seek to identify patterns of personal securities trading occurring before Fund or advisory clients trade. The system of procedures may involve sampling and comparison of trading activities of various accounts and individuals within our office environment.

5.	Disclosure of Personal Holdings and Liabilities

Under Section 4, this Code of Ethics requires that all employees of the Fund, the Advisor, and the principal underwriter, if any, disclose all personal securities holdings and personal financial liabilities upon commencement of employment and thereafter on an annual basis. Section 4 also requires quarterly transaction reports and updates for such individuals.

6.	Certification of Compliance With Code of Ethics

This Code of Ethics requires all Access Persons and Advisor Supervised Persons be required to certify annually that they have read and understand this Code and that they recognize that they are subject thereto. Further, Access Persons and Advisor Supervised Persons should be required to certify annually that they have complied with all of the requirements of this Code of Ethics and they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

This Code of Ethics also requires the Fund, Advisor and principal underwriter, if any, to certify, when adopting or making any material changes to its code, that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

7.	Review by the Board of Directors

The management of the Fund, the Advisor and principal underwriter, if any, will prepare a written annual report to the Board of Directors of the Fund that, at a minimum -

(a)	summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

(b)	identifies any violations requiring significant remedial action during the past year and the sanctions imposed in response to the violations;

(c)
identifies any recommended changes in existing restrictions or procedures based upon the Fund’s, Advisor’s or principal underwriter’s experience under the code of ethics, evolving industry practices, or developments in applicable laws or regulations; and

(d)	certifies that the Fund, Advisor or principal underwriter, if any, has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

The Fund and Advisor will maintain a copy of each report at its principal place of business for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

8.	Additional Disclosure

The Fund will disclose in its Prospectus whether or not Access Persons are permitted to engage in personal securities transactions, and, if so, subject to what general restrictions and procedures. The Fund will also provide in its Prospectus whether it, the Advisor and principal underwriter, if any, has adopted codes of ethics and will file such codes as exhibits to its registration statement.

Section 11 - Transitional Period

The management and employees of the Fund, the Advisor will be allowed a period from the date of adoption of this Restated Code of Ethics until March 1, 2000 to comply with Sections 4A(a), 4C, 4D and 4F(b), Section 9(2) and Section 10(8). The management and employees of the Fund and Advisor will be allowed a period from the date of adoption of this Restated Code of Ethics until April 10, 2000 to supply the new information required under Section 4A(b) and until September 1, 2000 to comply with Section 4A(c), Section 10(7) and Section 16.

Section 12 - Authorizers for Preclearance

The President of the Fund and Advisor is the primary authorizing person for preclearance of personal securities transactions. In the absence or non-availability of the President, two officers elected at the last Annual Meeting of the Board of Directors for the respective companies may sign the authorization for a preclearance of a personal security transaction.

Section 13 - Filing of Reports by Portfolio Managers, Investment Personnel, Access Persons and Other Persons and Entities

Reports required to be filed under this Code of Ethics should be directed to the President of the Fund and the Advisor. The President may delegate review functions of these materials to officers or agents elected or appointed by the Board of Directors of the respective companies.

Section 14 - Discipline

Employees and other persons who willfully violate this Code of Ethics may expect disciplinary action appropriate to the situation involved. Penalties applied by other investment advisors and investment companies are published in industry association communications and SEC releases. These disciplinary actions should be described as harsh in the context of our subject companies; nonetheless, they could form the basis of actions and fine assessments taken by the management and directors of the entities bound by this Code of Ethics.

Section 15 - Confidentiality

Reports that are filed by persons or entities under this Code of Ethics will be handled in a confidential manner. The information will be reviewed only by senior corporate officers on a need to know basis or by a certified public accountant or attorney if the entities adopting this Code of Ethics desire to retain outside reviewers to prepare summary reports.

Section 16 - Adoption and Approval of Code of Ethics

1.
This Code will be approved by the Board of Directors of the Fund, including a majority of directors who are not interested persons. The Board of Directors of the Fund will also approve any material changes to this Code no later than six months after the adoption of the material change.

2.
The code of ethics of an Advisor or principal underwriter, if any, will be approved by the Board of Directors of the Fund before initially retaining the services of the Advisor or principal underwriter. The Board of Directors of the Fund will approve any material changes to these codes of ethics no later than six months after the adoption of the material change.

3.
Before approving the codes or any material changes to the codes, the Board of Directors of the Fund will receive a certification from the Fund, Advisor or principal underwriter in accordance with the requirements of Section 10(6).

4.
The Fund, Advisor and principal underwriter will maintain a copy of its current code of ethics and any code of ethics that was in effect within the past five years in an easily accessible place at its principal place of business.

Section 17 - Standards of Conduct for Fund and Advisor Supervised Persons

1.
Fund and Advisor supervised personnel are expected to adhere to the highest level of ethical standards in the conduct of their business, consistent with the long-standing history of high ethical conduct by the Bridges entities and their outstanding reputation for honesty, integrity and professionalism in treatment of clients. Fund and Advisor supervised persons are required to comply with all applicable state and federal laws and regulations, including federal securities laws, and general fiduciary principles as set forth in Section 7 of the Code of Ethics.

2.
The applicable federal securities laws which Fund and Advisor supervised persons are required to comply with include the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act, and all regulations adopted by the SEC or other federal regulatory agency pursuant thereto.

Section 18 - Reporting Violations under the Code of Ethics

1.
Reporting Violations to Chief Compliance Officer - In accordance with the Fund Compliance Program, violations, or suspected violations, of the Code of Ethics shall be reported to the Fund Chief Compliance Officer for remedial action; provided, however, that if the suspected violation of the Code of Ethics is by the Chief Compliance Officer, or if the Chief Compliance Officer is unavailable within a reasonable period of time, the violation shall be reported to the Fund Chairman, Fund President or one or more members of the Fund Board of Directors.

2.
Confidentiality - Reports of possible violations of the Code of Ethics will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports of possible violations may be submitted to the Chief Compliance Officer anonymously.

3.
Retaliation is Prohibited - Retaliation against an individual who has reported a violation or suspected violation of the Code of Ethics is prohibited, and shall constitute a further violation of the Code of Ethics.

Jointly adopted by the Bridges Investment Fund, Inc. and Bridges Investment Management, Inc. Boards of Directors on July 21, 2004; Addendum adopted by the Bridges Investment Fund, Inc. Board of Directors on August 16, 2005.

APPENDIX I

FULL TEXT OF RULE 17j-1
INVESTMENT COMPANY ACT
17 C.F.R. 270.17j-1
(effective October 29, 1999, as amended July 9, 2004)

Rule 17j-1 -- Personal investment activities of investment company personnel.

(a)	Definitions. For purposes of this section:

(1)	Access Person means:

(i)
Any Advisory Person of a Fund or of a Fund's investment adviser. If an investment adviser's primary business is advising Funds or other advisory clients, all of the investment adviser's directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund's directors, officers, and general partners are presumed to be Access Persons of the Fund.

(A)
If an investment adviser is primarily engaged in a business or businesses other than advising Funds or other advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

(B)
An investment adviser is "primarily engaged in a business or businesses other than advising Funds or other advisory clients" if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

(ii)
Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

(2)	Advisory Person of a Fund or of a Fund's investment adviser means:

(i)
Any director, officer, general partner or employee of the Fund or investment advisor (or of any company in a control relationship to the Fund or investment advisor) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)
Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(3)	Control has the same meaning as in section 2(a)(9) of the Act.

(4)	Covered Security means a security as defined in section 2(a)(36) of the Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end Funds.

(5)	Fund means an investment company registered under the Investment Company Act.

(6)
An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

2

(7)	Investment Personnel of a Fund or of a Fund's investment adviser means:

(i)
Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

(ii)	Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(8)
A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

(9)	Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

(10)	Security Held or to be Acquired by a Fund means:

(i)	Any Covered Security which, within the most recent 15 days:

(A)	Is or has been held by the Fund; or

(B)	Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

(ii)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

(11)
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(b)
Unlawful Actions.  It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(1)	To employ any device, scheme or artifice to defraud the Fund;

3

(2)
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

(c)	Code of Ethics.

(1)	Adoption and Approval of Code of Ethics.

(i)
Every Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment adviser of and principal underwriter for the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of this section.

(ii)
The board of directors of a Fund, including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser and principal underwriter of the Fund, and any material changes to these codes. The board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b) of this section. Before approving a code of a Fund, investment adviser or principal underwriter or any amendment to the code, the board of directors must receive a certification from the Fund, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Funds, investment adviser's, or principal underwriter's code of ethics. The Fund's board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Fund's board must approve a material change to a code no later than six months after adoption of the material change.

(iii)
If a Fund is a unit investment trust, the Fund's principal underwriter or depositor must approve the Fund's code of ethics, as required by paragraph (c)(1)(ii) of this section. If the Fund has more than one principal underwriter or depositor, the principal underwriters and depositors may designate, in writing, which principal underwriter or depositor must conduct the approval required by paragraph (c)(1)(ii) of this section, if they obtain written consent from the designated principal underwriter or depositor.

4

(2)	Administration of Code of Ethics.

(i)	The Fund, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

(ii)
No less frequently than annually, every Fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Fund's board of directors, and the board of directors must consider, a written report that:

(A)
Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B)	Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

(3)	Exception for Principal Underwriters. The requirements of paragraphs (c)(1) and (c)(2) of this section do not apply to any principal underwriter unless:

(i)	The principal underwriter is an affiliated person of the Fund or of the Fund's investment adviser; or

(ii)	An officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund's investment adviser.

5

(d)	Reporting Requirements of Access Persons.

(1)
Reports Required. Unless excepted by paragraph (d)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment adviser of or principal underwriter for the Fund, must report to that Fund, investment adviser or principal underwriter:

(i)
Initial Holdings Reports. No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes and Access Person):

(A)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(B)
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(C)	The date that the report is submitted by the Access Person.

(ii)	Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information:

(A)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price of the Covered Security at which the transaction was effected;

(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(5)	The date that the report is submitted by the Access Person.

6

(B)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1)	The name of the broker, dealer or bank with whom the Access Person established the account;

(2)	The date the account was established; and

(3)	The date that the report is submitted by the Access Person.

(iii)	Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(A)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(B)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(C)	The date that the report is submitted by the Access Person.

(2)	Exceptions from Reporting Requirements.

(i)
A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(ii)
A director of a Fund who is not an "interested person" of the Fund within the meaning of section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being a Fund director, need not make:

(A)	An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

(B)
A quarterly transaction report under paragraph (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

7

(iii)	An Access Person to a Fund's principal underwriter need not make a report to the principal underwriter under paragraph (d)(1) of this section if:

(A)	The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

(B)	The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

(iv)
An Access Person to an investment adviser need not make a separate report to the investment adviser under paragraph (d)(1) of this section to the extent the information in the report would duplicate information required to be recorded under Rule 275.204-2(a)(13) of this chapter.

(v)
An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

(vi)	An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section with respect to transactions effected pursuant to an Automatic Investment Plan.

(3)
Review of Reports. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

8

(4)
Notification of Reporting Obligation. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

(5)
Beneficial Ownership. For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(e)
Pre-approval of Investments in IPOs and Limited Offerings. Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund's investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(f)	Recordkeeping Requirements.

(1)
Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (f), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(A)	A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(B)
A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C)
A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (d)(2)(v) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

9

(D)
A record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (d) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

(E)
A copy of each report required by paragraph (c)(2)(ii) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(2)
A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph (e), for at least five years after the end of the fiscal year in which the approval is granted.

DOCS/618867.2

10